Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Investors Bancorp, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8, pertaining to the Investors Bancorp, Inc. 2006 Equity Incentive Plan, of Investors Bancorp, Inc., of our report dated August 28, 2007, relating to the consolidated balance sheets of Investors Bancorp, Inc. and subsidiary as of June 30, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2007, which report is included in the June 30, 2007 Annual Report on Form 10-K of Investors Bancorp, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
October 23, 2007